Exhibit 99.1

NEWS RELEASE

TCF Financial Corporation • 200 Lake Street East • Wayzata MN 55391

FOR IMMEDIATE RELEASE

Contact:
Mark Goldman     (952) 475-7050     news@tcfbank.com     (Media)
Jason Korstange     (952) 745-2755        investor@tcfbank.com    (Investors)

TCF FINANCIAL CORPORATION NAMES CRAIG DAHL CHIEF EXECUTIVE OFFICER EFFECTIVE JANUARY 1, 2016

WAYZATA, Minn. (August 31, 2015) - The Board of Directors of TCF Financial Corporation (TCF) (NYSE: TCB) today announced that Craig R. Dahl, vice chairman and president, will succeed William A. Cooper as chief executive officer effective January 1, 2016. Cooper will remain chairman through 2017.

“After the completion of a thorough succession planning process, the Board of Directors has unanimously chosen Craig Dahl to lead TCF into the future,” said Cooper. “The leadership and success Craig has demonstrated at TCF along with his vast experience in the banking industry make him the ideal choice.”

Dahl joined TCF in 1999 as president and chief executive officer of TCF Equipment Finance, Inc. and later was named president and chief executive officer of Winthrop Resources Corporation. He began serving as vice chairman of TCF in 2012 and was promoted to president in 2015. Dahl currently oversees TCF’s six lending businesses, Retail Banking and information technology. Prior to joining TCF, he held a number of leadership positions with a major financial services company for 22 years. Dahl holds a bachelor’s degree in political economics from Princeton University and is a native of International Falls, Minnesota.

“I believe that Craig is the right person to lead TCF going forward,” said Cooper. “He has been a vital part of TCF’s successes during his tenure, especially the transformation of the company that has taken place over the past several years. Craig’s expertise in national lending platforms is unmatched in the industry and he has already demonstrated effective leadership across the entire company since being promoted to president earlier this year. I have every confidence in Craig and look forward to working with him in the chairman role through 2017.”

“I have been fortunate to work closely with Bill throughout my 16 years at TCF and have learned much through his leadership,” said Dahl. “Over the past several years, we have built a superior management team and made great progress in positioning TCF for the new banking environment. I look forward to leading this talented and experienced group and building on past successes by executing our strategic plan and maximizing shareholder value going forward.”

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About TCF
TCF is a Wayzata, Minnesota-based national bank holding company. As of June 30, 2015, TCF had $19.8 billion in total assets and 376 branches in Illinois, Minnesota, Michigan, Colorado, Wisconsin, Arizona, South Dakota and Indiana, providing retail and commercial banking services. TCF, through its subsidiaries, also conducts commercial leasing, equipment finance, and auto finance business in all 50 states and commercial inventory finance business in all 50 states and Canada. For more information about TCF, please visit http://ir.tcfbank.com.

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TCF Financial Corporation Names Craig Dahl Chief Executive Officer Effective January 1, 2016 - page 2